Logility to Acquire Network Optimization Provider Starboard Solutions

With Starboard’s Digital Twin Technology, Logility Clients Can Better Answer “What if” Scenarios and Optimize Supply Chain Networks to Overcome Disruptions and Drive Growth

ATLANTA – June 28, 2022 – Logility, Inc., a leader in supply chain innovation powering the sustainable and resilient enterprise, today announced it has signed a definitive agreement to acquire Starboard Solutions Corp., a Traverse City, Michigan based innovator of supply chain network design software.

Starboard creates an interactive supply chain digital twin of the physical supply chain network and uses gaming technology to provide an intuitive user experience where users can easily explore answers to "what if" questions like “What if I add another distribution point?,” “What if I consolidate production into one site?,” “What if I change up my supply mix?,” or “What if I re-route via a different port?”

Starboard offers a unique supply chain visualization solution that can optimize for unknown locations, meaning users do not have to map their plans to a physical location. Applying Starboard’s rich set of reference costs with Logility’s lane rates and time data structures, users have the ability to quickly analyze options in regions for which they have no prior data and locate the absolute best location for future plants, warehouses or 3PL locations. The intuitive design and ease of configuration makes the Starboard network design solution stand out. The solution is built for continuous use, eliminating the need for a consulting project to model potential resolutions to unexpected supply chain disruptions.

“Now more than ever, supply chain leaders need solutions to help them see around the corner, plan for plausible changes and quickly pivot to keep their businesses moving forward. Adding Starboard into Logility’s portfolio mix gives our clients that and more,” said Allan Dow, president of Logility. “Starboard gives Logility clients the confidence to make the right multibillion dollar investment decisions based on sustainability profile, risk, cost and service.”

The integration of Starboard’s capabilities into the Logility Digital Supply Chain Platform will offer supply chain leaders enhanced integrated business planning outcomes. Once available, users will be able to:
•improve risk mitigation by measuring and tracking future shipments for each vendor and identifying any bottlenecks;
•adapt to alternate vendor scenarios and source new suppliers;
•understand and reduce emissions with the first in-market Scope 3 Emissions platform;
•and determine total landed costs, measuring tariffs and taxes at each node.
Users will be able to model a response to disruptions and update their operating plan within the Logility Digital Supply Chain Platform in minutes to enact the new operating paradigm.

“We launched Starboard to create a modern and easy way for supply chain leaders to visualize their supply chains and make better decisions,” said Steve Johanson, CEO at Starboard. “Joining forces with a proven leader in supply chain planning technology like Logility is a natural extension of that goal. Our shared approach to innovation and client service will undoubtedly create a positive impact for our clients and the market at large.”

Learn more about the Logility® Digital Supply Chain Platform at www.logility.com.

About Logility
Accelerating the digital sustainable supply chain, Logility helps companies seize new opportunities, sense and respond to changing market dynamics and more profitably manage their complex global businesses. The Logility® Digital Supply Chain Platform leverages an innovative blend of artificial intelligence (AI) and advanced analytics to automate planning, accelerate cycle times, increase precision, improve operating performance, break down business silos and deliver greater visibility. Logility’s SaaS-based platform transforms sales and operations planning (S&OP) and integrated business planning (IBP) processes; demand, inventory and replenishment planning; global sourcing; quality and compliance management; product life cycle management; supply and inventory optimization; manufacturing planning and scheduling; retail merchandise planning, assortment and allocation. Logility clients include Big Lots, Husqvarna Group, Parker Hannifin, Sonoco Products and Red Wing Shoe Company. Logility is a wholly owned subsidiary of American Software, Inc. (NASDAQ: AMSWA). To learn how Logility can help you make smarter decisions faster, visit www.logility.com.

About Starboard
Starboard answers supply chain design questions with the speed and lucidity that Supply Chain Leaders require. Combining a modern, server-less architecture with gaming technology, Starboard's Navigator platform is the super-simple/super-fast way to model supply chains, ask what if questions, and iterate towards a best solution. Serving leading companies in consumer goods, retail, discrete manufacturing, 3PL’s and management consulting across the globe, Starboard is the fastest growing Supply Chain Design Platform and the most current technology available in the market.
Learn more at www.starboardcorp.com or follow us on LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to substantial risks and uncertainties. References below to the company means Logility, Inc. There are a number of factors that could cause actual results or performance to differ materially from what is anticipated by statements made herein. These factors include, but are not limited to, continuing U.S. and global economic uncertainty and the timing and degree of business recovery; the irregular pattern of the Company’s revenues; dependence on particular market segments or clients; competitive pressures; market acceptance of the Company’s products and services; technological complexity; undetected software errors; potential product liability or warranty claims; risks associated with new product development; the challenges and risks associated with integration of acquired product lines, companies and services; uncertainty about the viability and effectiveness of strategic alliances; American Software, Inc.’s ability to satisfy in a timely manner all Securities and Exchange Commission (SEC) required filings and the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations adopted under that Section; as well as a number of other risk factors that could affect the Company’s future performance. For further information about risks the Company and American Software could experience as well as other information, please refer to American Software, Inc.’s current Form 10-K and other reports and documents subsequently filed with the SEC. For more information, contact: Kevin Liu, American Software, Inc., (626) 657-0013 or email kliu@amsoftware.com.

Logility® is a registered trademark of Logility, Inc. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

Media Contacts:
Marti Kirsch
Logility, Inc.
Mkirsch@logility.com
(404) 996 9745